Exhibit 10.2.4

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Congratulations! You have been granted an Award of Restricted Stock Units ("RSUs") under the Cypress Semiconductor Corporation 2013 Stock Plan, as amended, and any applicable sub-plan thereto for your country (collectively, the "Plan"), as follows:

PARTICIPANT NAME:    [name]
PARTICIPANT ID:     [ID#]
NUMBER OF RSUs GRANTED:    [number]
Each RSU is equivalent to one Share of Common Stock of Cypress Semiconductor Corporation (the "Company") for purposes of determining the number of Shares subject to this Award. The RSUs are subject to forfeiture prior to vesting. None of the RSUs will vest (nor will you have the rights of a stockholder with respect to the underlying Shares) until you satisfy the vesting conditions described below and in the Restricted Stock Unit Agreement accompanying this notice (the "RSU Agreement"). The number of unvested RSUs and underlying Shares is subject to adjustment under Section 16 of the Plan (such as in connection with a stock split or spin-off). Unless otherwise defined in this Notice of Grant of Restricted Stock Units (this "Notice of Grant"), capitalized words that are defined in the Plan or the RSU Agreement have the meanings given to them in the Plan or RSU Agreement, as applicable. Additional terms of this grant are as follows:

GRANT NUMBER:    [number]
GRANT DATE:    [date]
VESTING BASE DATE:    [date]
VESTING SCHEDULE:    [For Directors' Annual Awards: All of the RSUs vest the day before the next annual stockholders meeting of Cypress Semiconductor Corporation.]

RSUs Scheduled to Vest	Vesting Date
[number of shares]	[date]
[number of shares]	[date]
[number of shares]	[date]
[number of shares]	[date]
[number of shares]	[date]
[number of shares]	[date]
[number of shares]	[date]
[number of shares]	[date]
[number of shares]	[date]
You acknowledge and agree that this Notice of Grant (including the vesting schedule above) does not constitute an express or implied promise of continued engagement as an Employee, Consultant or Director for the vesting period, for any period, or at all. [For Directors Only: In addition, this Notice of Grant shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove a Director from the Board at any time in accordance with the provisions of applicable law.]

You will not receive any Shares upon vesting unless and until satisfactory arrangements (as determined by the Administrator) have been made with respect to the collection of all Tax-Related Items that the Company or your Employer determines must be withheld with respect to such Shares to be delivered upon the vesting of the RSUs. Currently, you can view the tax withholding collection method(s) that the Administrator has made available to you, including the default collection method (and if applicable you may be able to select an alternate method) by accessing your Plan account at www.ETRADE.com.

The Company's online acceptance procedure requires that you open each of the linked documents in order to proceed to acceptance.

Please confirm your acceptance of this Award by clicking the "Accept" (or similar wording) button on the award acceptance screen of your Plan account at www.ETRADE.com. If you wish to reject this award, you must so notify the Company's Stock Plan Administrator in writing to stockadmin@cypress.com no later than sixty (60) days after the grant date shown above. If within such sixty (60) day period you neither affirmatively accept nor affirmatively reject this Award, you will be deemed to have accepted this Award at the end of such sixty (60) day period pursuant to the terms and conditions set forth in this Notice of Grant, the RSU Agreement, and the Plan.

By your acceptance of this Award:

•	you acknowledge receiving and reviewing this Notice of Grant, the RSU Agreement, the Plan, and the Company's related Prospectus;

•	you agree that the RSUs are granted under and governed by the terms and conditions of, and you agree to be bound by the terms of, this Notice of Grant, the RSU Agreement, and the Plan;

•	you agree to accept as binding, conclusive, and final all decisions or interpretations of the Plan Administrator upon any questions relating to the Plan and this Award; and

•
you consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the RSU Agreement for the purpose of implementing, administering and managing your participation in the Plan.

This Notice of Grant shall be construed and determined in accordance with the laws of the U.S. State of Delaware (without giving effect to the conflict of laws principles thereof) and upon acceptance shall be deemed to have been executed and delivered by the parties hereto as of the grant date shown above.

CYPRESS SEMICONDUCTOR CORPORATION
2013 STOCK PLAN, AS AMENDED

RESTRICTED STOCK UNIT AGREEMENT

1. Grant. Cypress Semiconductor Corporation (the "Company") hereby grants to the Participant named in the Notice of Grant of Restricted Stock Units (the "Notice of Grant") an Award of Restricted Stock Units ("RSUs"), as set forth in the Notice of Grant and subject to the terms and conditions in this Restricted Stock Unit Agreement ("Agreement"), in the Company's 2013 Stock Plan, as amended, and in any applicable sub-plan for the Participant's country (such plan and any such sub-plan, collectively, the "Plan"). A sub-plan is applicable to this Award if, but only if, the country-specific terms for the Participant's country as set forth in Appendix A state that this Award is granted under or subject to such sub-plan. Unless otherwise defined herein, capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Plan.

2. Company's Obligation. Each RSU represents the right of the Participant to receive a Share of Common Stock of the Company on the date on which all applicable vesting conditions established by the Notice of Grant, this Agreement, and the Plan have been satisfied (the "Vesting Date"). Unless and until RSUs vest, the Participant will have no right to receive Shares (or any other payment) in connection with such RSUs. Prior to actual distribution of Shares in settlement of any vested RSUs, such RSUs represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule and Vesting Conditions. Subject to Section 4 below, the RSUs awarded by this Agreement shall vest and become non-forfeitable in accordance with the vesting schedule specified in the Notice of Grant (the "Vesting Schedule"). With respect to each scheduled Vesting Date, the Participant's Continuous Status as an Employee, Consultant or Director from the grant date specified in the Notice of Grant (the "Date of Grant") until such Vesting Date is a condition to the vesting of the RSUs scheduled to vest on such date. Employment or service for only a portion of such vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or in the Plan.

4. Forfeiture upon Termination as an Employee, Consultant or Director; Leaves of Absence.

(a) Forfeiture upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Participant's Continuous Status as an Employee, Consultant or Director ceases for any or no reason after the Date of Grant but prior to a Vesting Date, any unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company and, if applicable, at no cost to the Company affiliate that actually employs or otherwise engages the Participant (the "Employer"). Neither the Participant nor any of the Participant's successors, heirs, assigns or personal representatives shall have any rights or interests in any RSUs that are forfeited pursuant to any provision of this Agreement or the Plan.

(b) Unpaid Leaves of Absence. Unless otherwise provided by the Administrator (such as in a leave of absence vesting policy or otherwise) and subject to compliance with all applicable laws, in the event the Participant takes an approved but unpaid leave of absence ("LOA") from the Company or the Employer (as applicable), each Vesting Date that has not occurred as of the commencement of such LOA shall be tolled for the number of calendar days that the Participant is on such LOA. (For example, if the next scheduled Vesting Date is July 1 and prior to that date the Grantee takes a LOA spanning 20 calendar days, that Vesting Date shall (unless otherwise provided by the Administrator) be tolled for 20 days and shall become July 21 and all future Vesting Dates shall be similarly rescheduled).

5. Settlement in Shares after Vesting. Subject to Section 17 (regarding tax matters), any RSUs that vest in accordance with this Agreement will be settled by delivery of Shares to the Participant (or in the event of the Participant's death, to his or her estate) as soon as practicable after (and in no case more than seventy-four days after) the date such RSUs vest and become non-forfeitable.

6. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant's estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company (including, without limitation, voting and dividend rights) in respect of any Shares deliverable hereunder unless and until certificates (or book-entry positions) representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or the Participant's broker.

8. No Effect on Employment or Status.

(a) If the Participant is employed in the United States, (1) the Participant's employment or other service relationship with the Company or the Employer is on an at-will basis only and accordingly, the terms of the Participant's employment or other service relationship with the Company or the Employer will be determined from time to time by the Company or the Employer, and the Company or the Employer will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or other service relationship of the Participant at any time for any reason whatsoever, with or without good cause or notice; and (2) the Participant understands and agrees that the vesting of the RSUs subject to this Award pursuant to Section 3 above is subject to the Participant's continuing in the employ or service of the Company or the Employer through each applicable Vesting Date.

(b) This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove a Director from the Board at any time in accordance with the provisions of applicable law.

9. Address for Notices. (a) Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 198 Champion Court, San Jose, California 95134-1599, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically. (b) Any notice to be given to the Participant under the terms of this Agreement will be addressed to the Participant's address appearing on the books of the Company or to the Participant's residence or to such other address as may be designated in writing by the Participant. Notices may also be delivered to the Participant, during his or her employment, through the Company's inter-office or electronic mail systems.

10. Grant is Not Transferable. Except to the limited extent provided in Section 6 of this Agreement, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

11. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12. Additional Conditions to Issuance of Stock. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal, or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such U.S. state or federal law or securities exchange and to obtain any such consent or approval of any domestic governmental authority.

13. Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. The Participant has been provided a copy of the Plan and has had an opportunity to review the Plan and shall be bound by all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

14. Administrator Authority. The Administrator will have the power to interpret the Plan, this Agreement, and the Notice of Grant and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company, and all other interested persons. No member of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

15. Additional Terms for Participants Providing Services Outside the United States. To the extent the Participant provides (or provided, subsequent to the vesting base date set forth in the Notice of Grant) services to the Company or the Employer in a country other than the United States, the RSUs shall be subject to such additional or substitute terms as are set forth for such country in Appendix A attached hereto.

16. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant's personal data as described in this Agreement by and among, as applicable, the Employer and the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance number, passport number, or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan ("Data").

The Participant understands that Data may be transferred to such stock plan service provider (or providers) as may be selected by the Company which is (or are) assisting in the implementation, administration and management of the Plan and awards granted thereunder. The Participant understands that these recipients of Data may be located in the United States, or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than the Participant's country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant's local human resources representative. The Participant hereby authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan and awards granted thereunder to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant's participation in the Plan.

The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant's local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant's ability to participate in the Plan and the Participant's continued eligibility for this Award or eligibility to be granted any other awards under the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

17. Responsibility for Taxes.

(a) Regardless of any action the Company or the Employer takes with respect to any and all income or withholding tax (including federal, state and local tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to him or her ("Tax-Related Items"), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of RSUs, the issuance of Shares, the subsequent sale of any Shares acquired under the Award and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items that the Company determines it or the Employer is required to withhold under applicable laws with respect to the RSUs. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligation with regard to all Tax-Related Items by any one or a combination of the following methods: (1) by requiring the Participant to pay such amount in cash or by check; (2) by deducting such amount out of wages or any other cash compensation otherwise payable to the Participant by the Company and/or the Employer; (3) by withholding (and/or reacquiring) a number of Shares issuable (or issued) in payment of the RSUs having a Fair Market Value equal to such amount; (4) by requiring the Participant to deliver to the Company already owned shares of Common Stock having a Fair Market Value equal to such amount; and/or (5) withholding such amount from the proceeds of a sale of a sufficient number of Shares issued upon vesting of the RSUs ("Sell-To-Cover") either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization). For these purposes, the Fair Market Value of any Shares to be withheld or repurchased, as applicable, shall be determined on the date that Tax-Related Items are to be determined. To the extent any of the above methods involves a sale of Shares, the Participant acknowledges that neither the Company nor its designated broker is obligated to arrange for such sale of Shares at any particular price.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested portion of the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant's participation in the Plan.

(c) The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Participant's receipt of RSUs, the vesting of RSUs, or the issuance of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Participant if the Participant fails to comply with the Participant's obligations in connection with Tax-Related Items as described in this Section 17.

(d) The Participant understands that the Company may allow the Participant to select a tax withholding collection method and that, if no selection is made, the default collection method may be Sell-To-Cover. In that default case and/or if the Participant subsequently selects Sell-To-Cover (or the related "same-day sale" alternative), the Participant hereby agrees and instructs that a sufficient number of Shares issued in payment of RSUs that become non-forfeitable shall be sold by the Company's designated brokerage firm on the Participant's behalf and for the Participant's account pursuant to this authorization on or as soon as administratively possible after the date of issuance. This paragraph is intended as a trading plan meeting the requirements of Rule 10b5-1(c)(1)(i) under the U.S. Securities Exchange Act of 1934, as amended. The Participant hereby represents and warrants that (a) at the time of entering into this Agreement and trading plan and at the time of making any subsequent Sell-To-Cover or "same-day sale" election constituting a trading plan hereunder, he or she is not aware of any material, nonpublic information regarding the Company or its securities and (b) he or she is entering into this Agreement and any such trading plan in good faith and not as part of a plan or scheme to avoid the prohibitions of Rule 10b5-1. The Participant agrees (i) never to directly or indirectly communicate any material, non-public information regarding the Company to the Company's designated brokerage firm or any employee or affiliate thereof and (ii) at any time an above trading plan is in effect, (x) not to influence how, when, or whether the Shares are sold (other than by selecting a different tax withholding collection method that does not involve sale of Shares, which is equivalent to terminating the trading plan), and (y) not to enter into or alter a corresponding hedging transaction or position with respect to the Shares. The Participant agrees that he or she will not change the tax withholding collection method to Sell-To-Cover (or to the related "same-day sale" alternative) at a time when he or she would be prohibited from trading under the Company's Insider Trading Policy (as defined below).

18. Miscellaneous.

(a) Headings. The headings in this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction of, and shall not constitute a part of, this Agreement.

(b) Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be made under the Plan (or other Company equity plans) by electronic means, request the Participant's consent to participate in the Plan (or other Company equity plans) by electronic means, or deliver vested Shares by book-entry to the Participant's account at a brokerage selected by the Company. The Participant hereby consents to receive such documents by electronic delivery, authorizes vested shares to be delivered to such a brokerage account by book-entry, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party brokerage designated by the Company.

(c) Section 409A. This Agreement and the Award are intended to comply with or be exempt from, as the case may be, Section 409A of the Code so as to not result in any tax, penalty or interest thereunder. This Agreement and the Award shall be construed and interpreted accordingly. Except for the Company's tax withholding rights, the Participant shall be solely responsible for any and all tax liability with respect to the Award.

(d) Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(e) Governing Law/Choice of Venue.

(1)
This Agreement and the rights of the Participant hereunder shall be construed and determined in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof).

(2)
For the purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California where this grant is made and/or to be performed and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal court of the United States for the Northern District of California, and no other courts.

(f) Imposition of Other Requirements. If the Participant relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Participant's participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(g) No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(h) Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges and agrees that he or she is subject to the Company's Amended and Restated Insider Trading Policy as may be amended from time to time (the "Insider Trading Policy") including its restrictions that extend for a limited period of time after the Participant's termination of service. In addition, the Participant understands that he or she may be subject to insider trading restrictions under securities laws, market abuse laws, and/or other similar laws, and such restrictions may affect his or her ability to acquire or sell Shares or rights to Shares. The Participant acknowledges that it is the Participant's responsibility to comply with such Company policies and any additional restrictions that may apply under applicable laws with respect to the Participant's acquisition, holding, and any disposition of Shares or rights to Shares.

(i) Recoupment. Notwithstanding any other provision herein, any recoupment or "clawback" policies adopted by the Board or the Administrator and applicable to equity awards, as such policies are in effect from time to time, shall apply to this Award, any Shares that may be issued in respect of this Award, and any proceeds (including dividends and sale proceeds) of such Shares.

(j) Entire Agreement. This Agreement, the Notice of Grant, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(k) Signature and Acceptance. This Agreement shall be deemed to have been accepted and signed by the Participant and the Company as of the Date of Grant upon the Participant's online acceptance or deemed acceptance as set forth in the Notice of Grant.

(l) Modifications. The provisions of this Agreement may not be changed, modified, or waived in a manner that is adverse to the Participant's interests except by means of a writing signed by the Participant and the Company.

APPENDIX A

This Appendix A to the Company's 2013 Stock Plan, as amended (the "Plan") Restricted Stock Unit Agreement (the "Agreement") includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to or substitute for, as applicable, those set forth in the Agreement. Any capitalized term used in this Appendix A without definition shall have the meaning ascribed to such term in the Plan or the Notice of Grant, as applicable.
Each Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in the Participant's country may apply to the Participant's individual situation.

ALL COUNTRIES OUTSIDE THE UNITED STATES
The following provisions replace Section 8(a) of the Agreement:

Nature of Award. In accepting the Award, the Participant acknowledges, understands and agrees that:

(i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(ii) the Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(iv) the Participant's participation in the Plan will not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant's employment relationship;

(v) the Participant's participation in the Plan is voluntary;

(vi) the Award of RSUs is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and which is outside the scope of the Participant's employment contract, if any;

(vii) the Award of RSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary;

(viii) in the event that the Participant is not an employee of the Company, the Award shall not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award will not be interpreted to form an employment contract with the Employer or any Subsidiary;

(ix) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(x) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant's Continuous Status as an Employee, Consultant or Director by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the Award of RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives the ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(xi) in the event of termination of the Participant's Continuous Status as an Employee, Consultant or Director (whether or not in breach of local labor laws), the Participant's right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed by or does no longer actively render services to the Company or any of its Subsidiaries and will not be extended by any notice period mandated under local law; the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of this Award of RSUs.
CANADA
Settlement of RSUs. Notwithstanding any terms or conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash.
Securities Law Information. You acknowledge and agree that you will only sell shares of Common Stock acquired through participation in the Plan outside of Canada through the facilities of a stock exchange on which the Common Stock is listed. Currently, the shares of Common Stock are listed on the NASDAQ.
Termination of Employment. This provision replaces Section 4(a) of the Agreement:
In the event of your termination of employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the RSUs will terminate effective as of the date that is the earlier of (1) the date you are no longer actively providing service or (2) the date you receive notice of termination of employment from the Employer, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the RSUs.
The following provisions apply if you are resident in Quebec:
Language Acknowledgment. The parties acknowledge that it is their express wish that this Agreement, including this Appendix, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.
Consentement relatif à la langue utilisée. Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Maternity and Paternity Leave. For the avoidance of doubt, Section 4(b) of the Agreement shall not apply to any maternity or paternity leave to which employees in Canada are entitled by law.

CHINA

Mandatory Sale Restriction

Due to regulatory requirements in China, the Company reserves the right to require the sale of any shares of the Company's Common Stock acquired under the Plan within 30 days following the termination of the Participant's employment or service with the Company (including its subsidiaries and affiliates). The Participant authorizes the Company, in its sole discretion, to instruct its designated broker to assist with the mandatory sale of shares of Common Stock issued upon vesting of RSUs following the Participant's termination of employment or service with the Company (including its subsidiaries and affiliates) and, in this regard, the Participant authorizes the Company's designated broker to complete the sale of such Common Stock on the Participant's behalf pursuant to this authorization upon receipt of the Company's instructions. The Participant acknowledges that neither the Company nor its designated broker is obligated to arrange for the sale of the Shares at any particular price and that, upon the sale of the Shares, the proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy any applicable taxes or other tax-related items, will be remitted to the Participant in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions

The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant (i) is not permitted to transfer any Shares acquired under the Plan out of the account established by the Participant with the Company's designated broker, and (ii) will be required to repatriate all cash proceeds resulting from the Participant's participation in the Plan, including cash dividends paid by the Company on Shares acquired under the Plan and/or the sale of such Shares (together, the "cash proceeds"). The Participant further understands that, under local law, such repatriation may need to be effectuated through a special exchange control account established by the Company or one of its subsidiaries and the Participant hereby consents and agrees that all cash proceeds may be transferred to such special account prior to being delivered to the Participant and that any interest earned on the cash proceeds prior to distribution to the Participant will be retained by the Company to partially offset the cost of administering the Plan. The Participant understands that the cash proceeds may be paid to the Participant from this special account in U.S. dollars or in local currency, at the Company's discretion. If the cash proceeds are paid in U.S. dollars, the Participant understands that he or she will be required to establish a U.S. dollar bank account in China so that the cash proceeds may be deposited into this account. If the cash proceeds are converted to local currency, the Participant acknowledges that the Company is under no obligation to secure any exchange conversion rate, and the Company may face delays in converting the cash proceeds to local currency due to exchange control restrictions in China. The Participant agrees to bear the risk of any exchange conversion rate fluctuation between the date the cash dividend is paid and/or the Shares are sold, as applicable, and the date of conversion of the cash proceeds to local currency. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FINLAND

No country-specific Agreement terms apply.

FRANCE

Data Privacy.

This provision replaces the "Data Privacy" section of the Agreement.

By acceptance of this Agreement, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Participant's employer hold certain personal information, including the Participant's name, home address and telephone number, date of birth, social security number or other Participant tax identification number, employment history and status, salary, nationality, job title, and information regarding equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan ("Data"). The Company, its affiliates and Participant's employer will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (and grants of awards made thereunder). Currently, the third party is E*Trade Financial Corporate Services, Inc., 4005 Windward Plaza Drive, Alpharetta, GA 30005, however the Company may retain additional or different third parties for any of the purposes mentioned. The Company may also make the Data available to public authorities where required under locally applicable law. These recipients may be located in the United States, the European Economic Area, or elsewhere, which the Participant separately and expressly consents to, accepting that outside the European Economic Area, data protection laws may not be as protective as within. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan (and grants of awards made thereunder), including any requisite transfer of such Data as may be required for the administration of the Plan (and grants of awards made thereunder) on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local H.R. Director; however, withdrawing the consent may affect the Participant's ability to participate in the Plan and receive the benefits intended by this Agreement. Data will only be held as long as necessary to implement, administer and manage the Participant's participation in the Plan and any subsequent claims or rights.

French Language Provision. By accepting this Agreement, Participant confirms having read and understood the documents relating to the Plan which were provided to Participant in the English language. Participant accepts the terms of those documents accordingly.

French translation: En acceptant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.
Exchange Control Information. If you import or export cash (e.g., sales proceeds received under the Plan) with a value equal to or exceeding €10,000 and do not use a financial institution to do so, you must submit a report to the customs and excise authorities.
Tax Reporting. If you hold shares of Common Stock outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Acceptance of Agreement. Notwithstanding the terms of the Agreement, a Participant must acknowledge and accept the Agreement by signing a copy of the Agreement and returning the original signed document within 30 days after the date of the electronic mail notification of the Agreement. For the avoidance of doubt, this Agreement may be accepted electronically or please sign and return the Agreement to: Cypress Semiconductor GmbH, Attn: Human Resources, Willy-Brandt-Allee 4, 81829 Munich, Germany.

No Impact on Other Rights. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs or other awards under the Plan in the future.
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In the event that you make or receive a payment in excess of this amount, you are responsible for obtaining the appropriate form from the remitting bank and complying with applicable reporting requirements.
Consent to Personal Data Processing and Transfer.

This provision replaces the "Data Privacy" section of the Agreement.

By acceptance of this Agreement, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company and the Participant's employer hold certain personal information, including the Participant's name, home address and telephone number, date of birth, social security number or other Participant tax identification number, salary, nationality, job title, and information regarding equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan ("Data"). The Company and the Participant's employer will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (and grants of awards made thereunder), at the time being E*Trade Financial Corporate Services, Inc., 4005 Windward Plaza Drive, Alpharetta, GA 30005. These recipients are located in the European Economic Area, but also outside and in so-called insecure third-party countries that do not guarantee the data privacy protection level of the European Economic Area, for example the United States. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan (and grants of awards made thereunder), including any requisite transfer of such Data as may be required for the administration of the Plan (and grants of awards made thereunder) on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant's ability to participate in the Plan and receive the benefits intended by this Agreement.

HONG KONG

WARNING:  The RSUs and Shares do not constitute a public offering of securities under Hong Kong law and are available only to Employees. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a "prospectus" for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each Employee and may not be distributed to any other person. If the Employee is in any doubt about any of the contents of the Agreement, including this Appendix or the Plan, the Employee should obtain independent professional advice.
Manner of Payment. This provision supplements Section 5 of the Agreement:
Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the RSUs, the award will be settled in Shares. In no event will the Award be settled in the form of cash.
Sale of Shares. To facilitate compliance with securities laws in Hong Kong, in the event the Employee's RSUs vest and Shares are issued to the Employee within six months of the Date of Grant, the Employee agrees that he or she will not dispose of any Shares acquired prior to the six-month anniversary of the Date of Grant.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance ("ORSO"). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, then the Employee's grant shall be void.

INDIA
Exchange Control Notification. The Participant understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares to India and convert the funds into local currency within 90 days of receipt. The Participant must obtain a foreign inward remittance certificate ("FIRC") from the bank where the Participant deposits the foreign currency and maintains the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Company requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Effective April 1, 2012, you are required to declare in your annual tax return (a) any foreign assets held by you or (b) any foreign bank accounts for which you have signing authority.

IRELAND

Manner of Payment. This provision supplements Section 5 of the Agreement:
Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the RSUs, the Award will be settled in Shares. In no event will the Award be settled in the form of cash.
Exclusion from Termination Indemnities and Other Benefits. This provision supplements Section 8 of the Agreement:
By accepting the RSUs, the Participant acknowledges, understands, and agrees that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.
Director Notification. If the Participant is a director, shadow director or secretary of an Irish subsidiary of the Company, the Participant is subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is an obligation to notify the Irish affiliate in writing within five (5) business days when the Participant receives an interest (e.g., RSUs, Shares) in the Company and the number and class of shares or rights to which the interest relates. In addition, the Participant must notify the Irish subsidiary within five (5) business days when the Participant sells Shares acquired under the Plan. This notification requirement also applies to any rights or Shares acquired by the Participant's spouse or children (under the age of 18).

ISRAEL

Securities Law Notice. This RSU Award is granted pursuant to an exemption issued by the Israeli Securities Authority under Section 15D of the Securities Law of 1968. The grant of this RSU Award and the issuance of its underlying shares are registered with the U.S. Securities and Exchange Commission on Form S-8. The Company will make available to any interested Israeli offeree, at his or her workplace, the Form S-8 and all documents attached to the Form S-8, including any document directly or indirectly referred to in the Form S-8 or in its exhibits. To request any such documents, please contact stockadmin@cypress.com.

Sub-Plan and Tax-Based Restrictions. If on the Date of Grant the Holder is an employee of the Company's subsidiary in Israel, Cypress Semiconductors Ltd., then this Award is granted under and subject to the terms of the Cypress Semiconductor Corporation 2013 Stock Plan Sub-Plan for Israeli Taxpayers (the "Israeli Sub-Plan") and the Participant acknowledges and agrees to the following: This Agreement is granted under and governed by the Plan, the Israeli Sub-Plan, Section 102(b)(2) of the Israeli Income Tax Ordinance (New Version) – 1961 and the Rules promulgated in connection therewith ("Section 102"), and the trust agreement (the "Trust Agreement") between the Company and the Trustee (as defined in the Israeli Sub-Plan).

•
The proceeds of any shares of Common Stock issued upon vesting of the RSUs will be remitted by the Company or its designated broker to the Trustee to administer on Participant's behalf, pursuant to the terms of Section 102 and the Trust Agreement.

•
Participant is familiar with the terms and provisions of Section 102, particularly the Capital Gains Track (as defined in the Israeli Sub-Plan) described in subsection (b)(2) thereof, and agrees that Participant will not release or sell (or require the Trustee to release or sell) the RSUs or underlying shares of Common Stock during the Restricted Holding Period (as defined in the Israeli Sub-Plan), unless permitted to do so by applicable law.

Data Privacy.

This provision replaces the "Data Privacy" section of the Agreement.

By acceptance of this Agreement, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Participant's employer hold certain personal information, including the Participant's name, home address and telephone number, date of birth, social security number or other Participant tax identification number, salary, nationality, job title, and information regarding equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan ("Data"). The Company, its affiliates and the Participant's employer will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (and grants of awards made thereunder). These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan (and grants of awards made thereunder), including any requisite transfer of such Data as may be required for the administration of the Plan (and grants of awards made thereunder) on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan, including transfers outside of Israel and further transfers thereafter. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant's ability to participate in the Plan and receive the benefits intended by this Agreement.

ITALY

Data Privacy Notice and Consent.

This provision replaces the "Data Privacy" section of the Agreement.

Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this section of Appendix A by and among, as applicable, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan (and grants of awards made thereunder).

Participant understands that the Company and any Subsidiary may hold certain personal information about Participant, including but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of the RSUs or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant's favor, for the exclusive purpose of managing and administering the Plan ("Personal Data").
Participant also understands that providing the Company with Personal Data is necessary for the performance of the Plan and that Participant's denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant's ability to participate in the Plan. The Controller of Personal Data processing is Cypress Semiconductor Corporation, with its principal offices at 198 Champion Court, San Jose, California 95134, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative is Cypress Semiconductor GmbH (a subsidiary of Cypress Semiconductor Corporation) - Willy-Brandt-Allee 4, 81829 Munich, Germany.

Participant understands that Personal Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan (and grants of awards made thereunder). Participant further understands that the Company and/or a Subsidiary will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant's participation in the Plan (and grants of awards made thereunder), and that the Company and/or a Subsidiary may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan (and grants of awards made thereunder), including any requisite transfer of Personal Data to a broker or other third party with whom Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan (and grants of awards made thereunder). Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area as specified herein and pursuant to applicable laws and regulations, does not require Participant's consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan (and grants of awards made thereunder). Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Personal Data processing. Furthermore, Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant's human resources department.
Plan Document Acknowledgment. In accepting the RSU, the Participant acknowledges that a copy of the Plan was made available to the Participant and that the Participant has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan, the Agreement and this Appendix.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions in the Agreement: Vesting Schedule and Vesting Conditions and Nature of Award, as well as the following provision in the Plan: Restricted Stock/Restricted Stock Units.
Additional Tax/Exchange Control Information. You are required to report in your annual tax return: (a) any transfers of cash or Common Stock to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (b) any foreign investments or investments (including proceeds from the sale of Common Stock acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to taxable income in Italy; and (c) the amount of the transfers to and from abroad which have had an impact during the calendar year on your foreign investments or investments held outside of Italy. Under certain circumstances, you may be exempt from requirement under (a) above if the transfer or investment is made through an authorized broker resident in Italy.

JAPAN

Data Privacy.

This provision replaces the "Data Privacy" section of the Agreement.

By acceptance of this Agreement, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Participant's employer hold the following personal information for the purpose of managing and administering the Plan ("Data"): the Participant's name, home address and telephone number, date of birth, social security number or other Participant tax identification number, salary, nationality, job title, and information regarding equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant's favor. From time to time, the Company may change the scope of its affiliates that hold, use or process Participant's personal information or the scope of Participant's personal information to be held, used or processed by the Company, its affiliates and the Participant's employer, by providing, or making easily accessible, information about such change to the Participant. The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (and grants of awards made thereunder). These recipients may be located in the United States, the European Economic Area, Japan or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan (and grants of awards made thereunder), including any requisite transfer of such Data as may be required for the administration of the Plan (and grants of awards made thereunder) on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant's ability to participate in the Plan and receive the benefits intended by this Agreement.

KOREA

Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of shares of Common Stock or receipt of dividends in a single transaction are required to repatriate the proceeds to Korea within 18 months of receipt.

MALAYSIA
Data Privacy.

This provision replaces the "Data Privacy" section of the Agreement.

By acceptance of this Agreement, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Participant's employer hold certain personal information from the Participant's Participant records, including the Participant's name, home address and telephone number, date of birth, social security number or other Participant tax identification number, salary, nationality, job title, and information regarding equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (and grants of awards made thereunder) and will disclose certain Data to the Inland Revenue Board and other relevant authorities as required by law. These recipients may be located in the United States, the European Economic Area, Malaysia or elsewhere. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan (and grants of awards made thereunder), including any requisite transfer of such Data as may be required for the administration of the Plan (and grants of awards made thereunder) on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Data will be retained by the Company, its affiliates and the Participant's employer for the entire duration of the Participant's employment or service and for a further seven years after cessation of employment or service. The holder may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting Zauyah Kechik (or other authorized individual), at Sdn. Bhd. (613545-T), Phase II, Free Industrial Zone, Bayan Lepas, 11900 Penang, Malaysia; site phone no: +60 4 888 2000.

Disclosure of Data is obligatory for the implementation, administration and management of the Plan (and grants of awards made thereunder); however, withdrawing the consent may affect the Participant's ability to participate in the Plan and receive the benefits intended by this Agreement.

Director Notification. If the Participant is a director of a subsidiary or other related company in Malaysia, then the Participant is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related companies. In addition, the Participant must notify the Malaysian subsidiary when he or she sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within 14 days of acquiring or disposing of any interest in the Company or any related company.

Securities Law Information. Malaysian insider-trading rules may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under such rules, the Participant is prohibited from acquiring Shares or rights to Shares (e.g., RSUs) or selling Shares when he or she possesses information that is not generally available and which the Participant knows or should know will have a material effect on the price of the Shares once such information is generally available. By accepting this grant, the Participant acknowledges that he or she is not in possession of any material, non-publicly disclosed information regarding the Company at the time of grant and will not acquire or sell Shares when in possession of any material, non-publicly disclosed information regarding the Company.

PHILIPPINES

Securities Law Information. The sale or disposal of Shares acquired under the Plan may be subject to certain restrictions under Philippines securities laws. Those restrictions should not apply if the offer and resale of Shares takes place outside of the Philippines through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ. The Company's designated broker should be able to assist the Participant in the sale of Shares on the NASDAQ. If the Participant has questions with regard to the application of Philippines securities laws to the disposal or sale of Shares acquired under the Plan the Participant should consult with his or her legal advisor.

SINGAPORE

Securities Law Information. The RSUs were granted to the Participant pursuant to the "Qualifying Person" exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA"). The Agreement and the Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Participant's RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).

Director Notification. If the Participant is a director, associate director or shadow director of a subsidiary or other related company in Singapore, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore subsidiary when the Participant sells Shares of the Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the

Company or any related company. In addition, a notification must be made of the Participant's interests in the Company or any related company within two business days of becoming a director.

Insider Trading Notification. You should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of shares or rights to shares of Common Stock under the Plan. Under the Singapore insider trading rules, you are prohibited from acquiring or selling shares of Common Stock or rights to shares of Common Stock (e.g., RSUs under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Common Stock once such information is generally available.

SWEDEN

No country-specific Agreement terms apply.

TAIWAN

Exchange Control Information. You may remit foreign currency (including proceeds from the sale of Common Stock) into or out of Taiwan up to US$5,000,000 per year without special permission. If the transaction amount is TWD500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form to the remitting bank and provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

No country-specific Agreement terms apply.

THE NETHERLANDS

Data Privacy.

This provision replaces the "Data Privacy" section of the Agreement.

By acceptance of this Agreement, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Participant's employer hold certain personal information, including the Participant's name, home address and telephone number, date of birth, citizen service number (burgerservicenummer) (former social security number) or other Participant tax identification number (insofar as allowed), salary, nationality, job title, and information regarding equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan ("Data"). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan (and grants of awards made thereunder). Currently, the third parties are E*Trade Financial Corporate Services, Inc., 4005 Windward Plaza Drive, Alpharetta, GA 30005., however the Company may retain additional or different third parties for any of the purposes mentioned. These recipients may be located in the United States, the European Economic Area, or elsewhere. Countries outside the European Economic Area do not provide for a similar level of data protection as within the European Economic Area pursuant to the European Data Protection Directive 95/46/EC. The Participant hereby authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan (and grants of awards made thereunder), including any requisite transfer of such Data as may be required for the administration of the Plan (and grants of awards made thereunder) on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant's ability to participate in the Plan and receive the benefits intended by this Agreement. The holder understands that he or she may request a list of the names and addresses of the third party recipients of Data by contacting the Company through its local H.R. Representative at Cypress Semiconductor GmbH, Attn: Human Resources, Willy-Brandt-Allee 4, 81829 Munich, Germany.

UNITED KINGDOM

Eligible Individual. For the purpose of RSUs awarded in the UK, Consultants and Outside Directors are not eligible to receive awards.
Tax Withholding.
The following is added to the "Responsibility for Taxes" section of the Agreement.
The Participant will be liable for and agrees to indemnify and keep indemnified the Company, any subsidiary and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability (a "Tax Liability" being any liability for income tax, Participant's National Insurance contributions and employer's National Insurance Contributions) that is attributable to (i) the grant or vesting of, or any benefit derived by the Participant from, the RSUs, (ii) the acquisition by the Participant of the Common Stock on the settlement of the RSUs, or (iii) the disposal of any Common Stock.
The RSUs will not vest until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting or settlement of the RSUs and/or the acquisition of the Common Stock by the Participant. The Company shall not be required to issue, allot or transfer Common Stock until the Participant has satisfied this obligation.
No Right to Continued Employment.
This provision supplements the "Nature of Award" section of the Agreement.
Neither the RSUs nor this Agreement:

(i)
confers upon the Participant any right to continue to be an Employee, Consultant or Director of the Company or any of its subsidiaries or interferes in any way with the right of the Company or any of its subsidiaries to terminate the Participant's employment at any time; or

(ii)	forms part of the Participant's entitlement to remuneration and benefits in terms of his/her employment, or affects the Participant's terms and conditions of employment.
Data Privacy.
This provision replaces the "Data Privacy" section of the Agreement.

By acceptance of this Agreement, the Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company, its affiliates and the Participant's employer hold certain personal information (including sensitive personal information) such as the Participant's name, home address and telephone number, date of birth, social security number or other Participant tax identification number, salary, nationality, job title, and information regarding equity compensation grants or Common Stock awarded, cancelled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan ("Data"). By participating in the Plan, the Participant agrees that the Company, its affiliates and the Participant's employer may hold and process such Data, and may transfer Data to any third parties assisting the Company or its affiliates in the implementation, administration and management of the Plan (and grants of awards made thereunder). These recipients may be located in the United States, the European Economic Area, or elsewhere. The Participant hereby authorizes them to receive, possess, process, use, hold, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan (and grants of awards made thereunder) and in the course of the Company's business, including any requisite transfer of such Data as may be required for the administration of the Plan (and grants of awards made thereunder) on behalf of the Participant to a third party with whom the Participant may have elected to have payment made pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect the Participant's ability to participate in the Plan and receive the benefits intended by this Agreement.
Manner of Payment. This provision supplements Section 5 of the Agreement:
Notwithstanding any discretion in the Plan or this Agreement to the contrary, upon vesting of the RSUs, the Award will be settled in Shares. In no event will the Award be settled in the form of cash.
Joint Election. As a condition of the grant of RSUs, the Participant agrees to accept any liability for secondary Class 1 National Insurance contributions (the "Employer NICs") which may be payable by the Company or the Employer with respect to the vesting of the RSUs or otherwise payable with respect to a benefit derived in connection with the RSUs.
Without limitation to the foregoing, if requested by the Company, the Participant agrees to execute a joint election between the Company and/or the Employer and Participant (the "Joint Election"), the form of such Joint Election being formally approved by Her Majesty's Revenue & Customs ("HMRC"), and any other consent or election required to accomplish the transfer of the Employer NICs to the Participant. The Participant further agrees to execute such other joint elections as may be required between the Participant and any successor to the Company and/or the Employer. If the Participant does not enter into a Joint Election in response to a Company request, no Shares shall be issued to the Participant (and neither the Company nor the Employer shall have any liability with respect to such non-issuance of shares). The Participant further agrees that the Company and/or the Employer may collect the Employer NICs from the Participant by any means.
If the Participant has signed a Joint Election in the past with respect to an RSU award granted to him or her by the Company and that Joint Election applies to all grants made under the Plan, the Participant need not sign another Joint Election in connection with this RSU grant.
Responsibility for Taxes. This provision supplements the Agreement:
You agree that, if you do not pay or the Employer or the Company does not withhold from you the full amount of Tax-Related Items that you owe at vesting and settlement of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the "Taxable Event") within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of income tax that should have been withheld shall constitute a loan owed by you to the Employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the HMRC official rate and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in shares of Common Stock issued upon vesting of your RSUs or from the cash proceeds from the sale of shares of Common Stock or by demanding cash or a cheque from you. You also authorize the Company to delay the issuance of any shares of Common Stock unless and until the loan is repaid in full.
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are such a director or executive officer and the income tax that is due is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any Participant national insurance contributions due on this additional benefit.